Exhibit 10.7
                                December 1, 2000


Mr. John M. Longmire, Vice President
RAM Energy, Inc.
5100 East Skelly Drive, Suite 650
Tulsa, OK 74135

     RE:  Employment and Severance Agreement

Dear John:

     This letter agreement (this "Agreement"), when executed by you in the time and manner hereinafter provided, will constitute an employment and severance agreement between you and RAM Energy, Inc. (the "Company"), superseding all existing employment, severance and similar agreements between you and the Company; provided, however, that the existing Employment and Severance Agreement between you and the Company dated January 1, 2000 through December 31, 2000 shall remain in effect until execution of this agreement. The terms of this Agreement are as follows:

     1. Term. The term of this Agreement shall commence January 1, 2001, and shall continue until December 31, 2001.

     2. Title; Duties. Your job title will be "Senior Vice President and Treasurer" of the Company. You will perform duties commensurate with your position and as assigned to you by the President or Chairman of the Company or their designee. During the term of this Agreement you will devote your full time and attention during normal business hours to the business of the Company and will not be employed by or perform any professional work or services, including consulting, for any other person, firm or entity.

     3. Salary. Your base salary will be $12,808.33 per month, payable twice monthly in equal installments, less applicable withholding and other payroll taxes and deposits. Additionally, you will receive life, disability and health insurance, expense account and other benefits as are available to other non-director officers of the Company, and annual paid vacation in accordance with Company Policy 314, Vacation Benefits, during the term hereof.

     4.   Termination of Employment.

          4.1 By the Company. Your employment may be terminated by the Company at any time upon two weeks prior written notice (except where termination is for gross neglect of your duties, breach by you of the terms of this Agreement or willful misconduct, hereinafter referred to as "Good Cause", in which event termination may be effective immediately upon notice). Subject to the provisions in Section 4.3 hereof regarding termination of employment following a "Change of Control" (as hereinafter defined), in the event your employment is terminated by the Company at any time (i) prior to June 30, 2001 (other than for Good Cause), you will be entitled to receive as a severance payment (A) an amount equal to your monthly base salary times the number of months (pro rated for any partial month if the effective date of termination is other than the end of a month) remaining until the expiration of the term hereof, plus (B) an amount equal to your monthly base salary times the number of years (pro rated for any partial year) you have been employed by the Company, or (ii) after June 30, 2001 (other than for Good Cause), you will be entitled to receive as a severance payment (A) an amount equal to six (6) times your monthly base salary, plus (B) an amount equal to your monthly base salary times the number of years (pro rated for any partial year) you have been employed by the Company, all less applicable withholding and other payroll taxes and deposits. For purposes of the foregoing, the date of your initial employment with the Company shall be conclusively determined to be June 1, 1990, such that each full year of your employment with the Company shall end on May 31 of each subsequent year. In addition to the payment described at (i) or (ii) above, whichever is applicable, you also shall be entitled to receive payment for accrued but unused vacation based on your monthly base salary. In the event your employment is terminated by the Company at any time for Good Cause, you shall not be entitled to receive any severance payment other than for accrued but unused vacation. In the event the Company fails to make any salary payment due under this Agreement within five (5) days after the due date, and provided you are not in breach of the terms of this Agreement, you may terminate your employment at any time thereafter (but prior to the time the delinquent payment is made) by a written notice to the President or Chairman of the Company, in which event your employment will be deemed to have been terminated by the Company for purposes of this Section 4.1 as of the date such notice is delivered.

          4.2 By You. If during the term hereof you terminate (other than a termination by you pursuant to the last sentence of Section 4.1) or are deemed to have terminated (by becoming an employee of or performing professional work for or consulting with any other person, firm or entity) your employment with the Company, then you shall not be entitled to receive any severance payment (other than for accrued but unused vacation as provided in Section 4.1 above).

          4.3 Termination Following a Change of Control. In the event a Change of Control occurs during the term hereof, and following such Change of Control
(i) your employment is terminated by the Company (other than for Good Cause) during the term hereof, or (ii) you are not offered, prior to December 1, 2001, a renewal contract for calendar year 2002 for employment by the Company (or its successor by merger), in a comparable position in the same general location (i.e., the same city or metropolitan area in which you are employed by the Company at the time such Change of Control occurs), at not less than the same salary, and with comparable severances and other benefits as provided under this Agreement (other than a Change of Control provision such as this Section 4.3), then upon the effective date of termination of your employment (in the case of clause (ii) next above, December 31, 2001), you will be entitled to receive as a severance payment the same amount calculated pursuant to Section 4.1 hereof, except that the amount calculated pursuant to clause (i) (B) or (ii) (B) of
Section 4.1, whichever is applicable, shall be doubled, that is, in addition to the amount calculated pursuant to clause (i) (A) or (ii) (A), you shall receive two (2) month's base salary for each year of employment by the Company (pro rated for a partial year). As used herein, the term "Change of Control" shall mean any change in the composition of the Board of Directors of the Company (the "Board") resulting in the current stockholder directors (M. Helen Bennett, Larry
E. Lee and William W. Talley, II) or their designees (in the event one of more of the current directors chooses not to serve as a director and causes his or her designee to be elected in lieu of such director), comprising less than one-half (1/2) of the members of the Board. Notwithstanding the foregoing, in no event shall you ever be entitled to receive as a severance payment upon a Change of Control an amount that would result in the imposition of the excise tax provided for in Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), and in the event the severance payment calculated pursuant to this Section 4.3 would result in the imposition of the Excise Tax, the amount so calculated shall be reduced to the amount that is one dollar ($1) less than the amount that would result in the imposition of the Excise Tax.

          4.4 Death or Disability. In the event you die during the term hereof, your employment will be deemed to have been terminated by the Company (other than for cause) as of the date of death. In the event you become permanently disabled during the term hereof, you shall continue to receive your base salary for a period of 12 months following the date of disability and shall be deemed an employee of the Company during such 12-month period for purposes of other employee benefit plans and programs, except to the extent prohibited by the terms of any such plan.

     5. Renewal. In the event the Company desires to continue your employment with the Company beyond December 31, 2001, the Company will so notify you during the month of November 2001, but in no event later than November 30, 2001. In such event, the President of the Company will discuss with you the Company's proposal for renewal of this Agreement for an additional one-year term on substantially the same terms and conditions as this Agreement at a salary not less than the salary provided herein. In the event a renewal agreement as hereinabove described is not offered by the Company, then provided you have complied with the provisions of Section 2 of this Agreement at all times prior thereto, your employment will be deemed terminated by the Company effective December 31, 2001. In the event a renewal agreement as hereinabove described is offered by the Company but rejected by you, then provided you have complied with the provisions of Section 2 of this Agreement at all times prior thereto, your employment will be deemed terminated by you effective December 31, 2001; however, and notwithstanding the provisions of Section 4.2 hereof, in such event you will be entitled to receive as a severance payment upon such termination an amount equal to three (3) times your monthly base salary, plus an amount for accrued but unused vacation based on your monthly salary, less applicable withholding and other payroll taxes and deposits.

     6. Exclusive Obligation. You acknowledge and agree that the Company has no obligation to continue your employment or to make any severance payment of any nature upon termination of your employment except as provided herein or in a subsequent written agreement executed by you and the Company

     7. Indemnification. To the fullest extent allowed by the Delaware General Corporation Law and the Company's bylaws with respect to its officers and directors, the Company agrees to indemnify you and to hold you harmless from and against any and all losses, claims, damages, liabilities and legal and other expenses (including costs of investigation) incurred by you and arising out of the performance of your duties and responsibilities under this Agreement, regardless of the time such claim or cause of action is asserted.

     8. Confidentiality. The terms of this Agreement shall be held by you in strict confidence and shall not be released or disclosed by you to any third party.

     9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely therein.

     10. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (including successors by merger or reorganization) and assigns; provided, however, that your obligations hereunder are personal in nature and may not be assigned, and that the obligations of the Company hereunder may be assigned only with your prior written consent.

     If you are in agreement with the terms hereof, please so indicate by executing a copy of this letter in the space provided and returning it to us within five days of the date hereof.

                                   Very truly yours,

                                   RAM Energy, Inc.

                                   By   LARRY E. LEE
                                        Larry E. Lee, President
                                        Chief Executive Officer
Agreed to and accepted
this 18th day of December, 2000


JOHN M. LONGMIRE
John M. Longmire